As filed with the Securities and Exchange Commission on March 23, 2017
  Registration No. 333-194197

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

______________

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
________________

NOKIA CORPORATION
(Exact name of registrant as specified in its charter)

Republic of Finland (State or other jurisdiction of incorporation or organization)		Not Applicable (I.R.S. Employer Identification Number)
Karaportti 3, P.O. Box 226 FI-00045 NOKIA GROUP Espoo, Finland +358 10 4488000
(Address of principal executive offices)

NOKIA PERFORMANCE SHARE PLAN 2014
NOKIA EMPLOYEE SHARE PURCHASE PLAN 2014
 (Full title of the plan)

_______________
Genevieve A. Silveroli
Nokia USA Inc.
6000 Connection Drive
Irving, Texas 75039
+1 (972) 374-3000

(Name, address and telephone number of agent for service)

Copies to:
Doreen E. Lilienfeld, Esq.
Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
+1 (212) 848 7171

EXPLANATORY NOTE

Nokia Performance Share Plan 2014

This Post-Effective Amendment No. 1 to Registration Statement on Form S-8, Registration No. 333-194197 (the “2014 Registration Statement”) is being filed to deregister certain shares (the “Shares”) of Nokia Corporation (the “Company”) that were registered for issuance pursuant to the Nokia Performance Share Plan 2014 (the “2014 Performance Share Plan”).  The 2014 Registration Statement registered 14,000,000 Shares issuable pursuant to the 2014 Performance Share Plan to employees of the Company.  The 2014 Registration Statement is hereby amended to deregister all Shares that were previously registered and that remain unissued under the 2014 Performance Share Plan.

Nokia Employee Share Purchase Plan 2014

This Post-Effective Amendment No. 1 to the 2014 Registration Statement on is being filed to deregister certain Shares that were registered for issuance pursuant to the Nokia Employee Share Purchase Plan 2014 (the “2014 Employee Share Purchase Plan”).  The 2014 Registration Statement registered 750,000 Shares issuable pursuant to the 2014 Employee Share Purchase Plan to employees of the Company.  The 2014 Registration Statement is hereby amended to deregister all Shares that were previously registered and that remain unissued under the 2014 Employee Share Purchase Plan.

Filing Fee Offset

Contemporaneously with the filing of this Post-Effective Amendment No. 1 to the 2014 Registration Statement, the Company is filing a Registration Statement on Form S-8 (the “New Registration Statement”) to register shares issuable under other of its employee benefit plans.  In accordance with Rule 457(p) under the U.S. Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the 2014 Registration Statement is also being filed to carry over to the New Registration Statement the $13,382.83 portion of the registration fee previously paid by the Company in connection with the 2014 Registration Statement to register 13,600,000 Shares.

SIGNATURES

The Registrant.  Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Espoo, Republic of Finland on March 23, 2017.

NOKIA CORPORATION

By:	/s/ Riikka Tieaho	By:	/s/ Saana Nurminen
Name:	Riikka Tieaho	Name:	Saana Nurminen
Title:	Vice President, Corporate Legal	Title:	Director, Corporate and Equity Plans Legal

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 has been signed below by the following persons in the indicated capacities on March 23, 2017.

Members of the Board of Directors

/s/ Bruce Brown	Director
Name: Bruce Brown

/s/ Louis R. Hughes	Director
Name: Louis R. Hughes

Director
Name: Jean C. Monty

/s/ Elizabeth Nelson	Director
Name: Elizabeth Nelson

/s/ Olivier Piou	Vice Chairman, Director
Name: Olivier Piou

/s/ Carla Smits-Nusteling	Director
Name: Carla Smits-Nusteling

/s/ Risto Siilasmaa	Chairman of the Board of Directors
Name: Risto Siilasmaa

/s/ Kari Stadigh	Director
Name: Kari Stadigh

President and Chief Executive Officer:

/s/ Rajeev Suri
Name:	Rajeev Suri

Chief Financial Officer (whose functions include those of Chief Accounting Officer):

/s/ Kristian Pullola
Name:	Kristian Pullola

Authorized Representative in the United States:

/s/ Genevieve A. Silveroli
Name:	Genevieve A. Silveroli